Exhibit 2.n.3

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Gladstone Investment Corporation:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedules of investments, of Gladstone Investment Corporation and its subsidiaries as of March 31, 2018 and 2017, and the related consolidated statements of operations, of changes in net assets and of cash flows for each of the three years in the period ended March 31, 2018, and the effectiveness of the Company’s internal control over financial reporting as of March 31, 2018, and in our report dated May 15, 2018, we expressed an unqualified opinion thereon. We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities, including the consolidated schedule of investments, as of March 31, 2016, 2015, 2014, 2013, 2012, 2011, 2010, and 2009, and the related consolidated statements of operations, of changes in net assets and of cash flows for the years ended March 31, 2016, 2015, 2014, 2013, 2012, 2011, 2010, and 2009 (none of which are presented herein), and we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the senior securities table of Gladstone Investment Corporation and its subsidiaries for each of the years in the period ended March 31, 2018, 2017, 2016, 2015, 2014, 2013, 2012, 2011, 2010, and 2009, appearing on page 59 in the Form N-2, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

May 15, 2018